Exhibit 10.5

Grant No.: _____

CUBESMART
2007 EQUITY INCENTIVE PLAN

PERFORMANCE-VESTED RESTRICTED SHARE GRANT AGREEMENT

CubeSmart, a Maryland real estate investment trust (the “Company”), grants performance-vested Restricted Shares (“Performance Shares”) to the individual named below (“you”), as of the Grant Date set forth below.  The Performance Shares will vest on the attainment of certain Company performance metrics, and additional terms and conditions of the grant are set forth in this cover sheet, in the attached agreement (the “Agreement”), and in the Company’s 2007 Equity Incentive Plan, as may be amended from time to time (the “Plan”).

Grant Date:

Name of Participant:
Number of Performance Shares:

Maximum:     (2x Target)
Target:
Threshold:     (1/2x Target)

Performance Period: January 1, 20__ – December 31, 20__

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and the Plan.  A copy of the Plan will be provided on request.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event that any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Participant:
Name:

Company:____________________________________
Name: Christopher P. Marr
President and Chief Executive Officer

This is not a share certificate or a negotiable instrument.

CUBESMART
2007 EQUITY INCENTIVE PLAN

PERFORMANCE-VESTED RESTRICTED SHARE GRANT AGREEMENT

Performance Shares/ Non- transferability

The grant is an award of Performance Shares for up to the maximum number of Performance Shares as set forth on the cover sheet, subject to the vesting conditions described below (the “Grant”).

To the extent not yet vested, your Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.

Vesting

Up to the maximum number of Performance Shares will vest on the last day of the Performance Period, provided that you continue to be employed or in service with the Company through the last day of the Performance Period.  The number of Performance Shares that vest, if any, shall be based on the Company’s total shareholder return (appreciation in share price and dividends) (“TSR”), as measured by the average closing stock price during the thirty (30) trading days immediately preceding the first day of the performance period and the average closing stock price during the last thirty (30) trading days of the Performance Period, plus aggregate dividends, compared to the TSR of the peer group (consisting of all equity REIT’s) as set forth below:

If the Company’s TSR for the Performance
Period falls in the:

The number of Performance Shares that vest shall be:

Upper Quartile (75th percentile and above)

200% of Target

Third Quartile (50th to 74th percentile)

Target

Second Quartile (25th to 49th percentile)

50% of Target

Lower Quartile (below 25th percentile)

0%

The number of Performance Shares that vest for results (i) above the 25th percentile but less than the 50th percentile and (ii) above the 50th percentile but less than the 75th percentile, will be interpolated.

Other than pursuant to the terms of this Agreement, no additional Performance Shares will vest after your employment or service has terminated for any reason unless otherwise provided in a severance plan adopted by the Company in which you are eligible to participate or as determined by the Committee.

Change in Control

In the event of a Change in Control, where the Company is not the surviving corporation and ultimate parent company, before the last day of the Performance Period, your unvested Performance Shares shall, subject to your continued employment or service through the Change in Control, vest immediately prior to the Change in Control based on the greater of (a) actual performance through the date of the Change in Control, and (b) target performance.

Termination by Death or Disability

If your employment or service terminates as a result of your death or due to your “Disability” before the last day of the Performance Period, a pro-rated amount of your Performance Shares will vest on the last day of the Performance Period, equal to the product of (x) times (y), rounded down to the nearest whole Performance Share, where (x) is the Target number of Performance Shares, and (y) is a fraction, the numerator of which is the number of days that elapse from January 1, 20__, to the date on which you terminate from employment or service, and the denominator of which is the total number of days in the Performance Period.

For purposes of this Agreement, the term “Disability” shall have the meaning assigned to such term in any applicable Company severance plan in which you are an eligible employee, or in the absence of such severance plan, then it shall have the meaning assigned to such term in the Plan.

Retirement

If your employment or service terminates because of your “Retirement” and on the “Effective Date of Retirement” you enter into the Restrictive Covenant Agreement attached as Exhibit A hereto, then a pro-rated amount of your unvested Performance Shares immediately prior to your Effective Date of Retirement will vest on the last day of the Performance Period, equal to the product of (x) times (y), rounded down to the nearest whole Performance Share, where (x) is the number of Performance Shares that would have vested on the last day of the Performance Period as determined on the same basis as if you had continued in active service through the last day of the Performance Period, and (y) is a fraction, the numerator of which is the number of days that elapsed from January 1, 20__, to the Effective Date of Retirement, and the denominator of which is the total number of days in the Performance Period.

For purposes of this Agreement, (a) the term “Retirement” shall mean the attainment of the age of sixty (60) plus a minimum of ten (10) years of employment or service with the Company or any of its Subsidiaries or Affiliates, and (b) the term “Effective Date of Retirement” shall mean the date that is at least six (6) months following your delivery of written notice to the Company notifying the Company of the effective date of your Retirement.

Forfeiture of Unvested

Except as provided in this Agreement, the Plan, or any severance plan adopted by the Company in which you are eligible to participate, in the event that your employment or service terminates for any reason other

Performance Shares

than your death, Disability, or Retirement, you will forfeit to the Company all unvested Performance Shares.  For the avoidance of doubt, in connection with a termination for “Cause” you will forfeit all outstanding Performance Shares to the Company for no consideration.

For purposes of this Agreement, the term “Cause” shall have the meaning assigned to such term in any applicable Company severance plan in which you are an eligible employee, or in the absence of such severance plan, then it shall have the meaning assigned to such term in the Plan.

Recoupment Policy

The Performance Shares granted pursuant to this Agreement shall be subject to any clawback policy maintained by the Company or any Affiliate from time to time as necessary to comply with applicable law or exchange listing requirements.

Withholding Taxes

You agree, as a condition of this Grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of Shares acquired under this Grant.  In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of Shares arising from this grant, the Company shall have the right to: (i) require you to make a cash payment to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) withhold a number of Shares otherwise vesting to you having an aggregate Fair Market Value equal to the amount of the withholding or other taxes due.

Retention Rights

This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.  Furthermore, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate your employment or service with the Company at any time, with or without Cause.

No Impact on Other Benefits	The value of your Performance Shares is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
Shareholder Rights; Dividends

You have the right to vote your Performance Shares and to receive any cash dividends declared or paid on such Shares; provided that any such cash dividends will be withheld and made subject to the same vesting conditions as the Performance Shares to which they relate, to vest and be paid, or to be forfeited, as and when such Performance Shares vest or are forfeited.  Any distributions of stock or other property you receive as a result of any split, stock dividend, combination of Shares or other similar transaction shall be deemed to be a part of the Shares and subject to the same conditions and restrictions applicable thereto.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this Grant may be adjusted pursuant to the Plan.  Your Performance Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Successors and Assigns

The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom the Performance Shares may be transferred by will or the laws of descent or distribution.

The Plan

The Plan is discretionary and may be amended, canceled or terminated by the Company at any time, in its discretion.  The Grant of the Performance Shares under this Agreement does not create any contractual right or other right to receive any Performance Shares or other grants in the future.  Future grants, if any, will be at the sole discretion of the Company.  Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment or service with the Company.

The text of the Plan is incorporated in this Agreement by reference. Except as otherwise noted, capitalized terms used in this Agreement, and not otherwise defined in this Agreement, have the meaning set forth in the Plan.

This Agreement, the Plan, and any applicable Company severance plan in which you are an eligible employee, constitute the entire understanding between you and the Company with regard to the Performance Shares granted pursuant to this Agreement.  Any prior agreements, commitments or negotiations concerning the Performance Shares to which this Agreement applies, are superseded.

Notices

Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to you under this Agreement shall be in writing and addressed to you at your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Severability

The invalidity or unenforceability of any provision of this Agreement or the Plan shall not affect the validity or enforceability of any other provision of this Agreement or the Plan, and each provision of this Agreement and the Plan shall be severable and enforceable to the extent permitted by law.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Grant, you give explicit consent to the Company to process any such personal data.  You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this Grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies.  Please contact the Corporate Secretary of the Company to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into as of    , 20__ by and between CubeSmart, a Maryland real estate investment trust (the “Company”), and     (the “Executive”).

WHEREAS, the Executive is the recipient of one or more grants of common shares of the Company pursuant to those written grant agreements dated    , 20__, by and between the Company and the Executive (the “Grant Agreements”), which Grant Agreements were entered into pursuant to the terms and conditions of the Company’s 2007 Equity Incentive Plan.

WHEREAS, the Executive’s employment with the Company, CubeSmart, L.P., a Delaware limited partnership of which the Company is the general partner, or any of their direct or indirect subsidiaries (collectively, the “REIT”) terminated because of the Executive’s retirement on ___________, 20__ (“Retirement Date”).

WHEREAS, as a condition to participating in the provisions of the Retirement section of the Grant Agreement (“Retirement Benefits”), the Company and the Executive agree that the Executive will not engage in competition with the Company and will refrain from taking certain other actions pursuant to the terms and conditions hereof in an effort to protect the Company’s legitimate business interests and goodwill and for other business purposes.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.As a material inducement to the Executive to enter into this Agreement, the Company will provide the Executive with the Retirement Benefits in accordance with the terms and conditions of the Grant Agreements. The Executive acknowledges that the Executive is not entitled to receive the Retirement Benefits unless the Executive executes and complies with this Agreement.

2.Noncompetition. For twelve (12) months after the Retirement Date (the “Restricted Period”), the Executive will not, (a) directly or indirectly, engage in any business involving self-storage facility development, construction, financing, acquisition or operation (“Self-Storage Business”), whether such business is conducted by the Executive individually or as a principal, partner, member, stockholder, director, trustee, officer, employee or independent contractor of any Person (as defined below) or (b) own any interests in any self-storage facilities, in each case in the United States of America; provided, however, that this Section 2 shall not be deemed to prohibit the direct or indirect ownership by the Executive of up to five percent of the outstanding equity interests of any public company. For purposes of this Agreement, “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

3.Non-Solicitation. For the Restricted Period, such Executive will not (a) directly or indirectly solicit, induce or encourage any employee or independent contractor to terminate such

1

employee’s or independent contractor’s employment with the REIT or to cease rendering services to the REIT, and the Executive shall not initiate discussions with any such Person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other Person, (b) hire (on behalf of the Executive or any other Person) any employee or independent contractor who has left the employment or other service of the REIT (or any predecessor thereof) within one year of the termination of such employee’s or independent contractor’s employment or other service with the REIT or (c) directly or indirectly, on behalf of Executive or any other Person, (i) solicit, induce or encourage any of the REIT’s customers, clients, patrons, vendors or suppliers with whom the REIT provided products or services or conducted business within one year prior to the Executive’s termination of employment or service with the REIT or any actively sought prospective customer, client or patron of the REIT for the purpose of providing such customer, client or patron or actively sought prospective customer, client or patron with products or services competitive with those offered by the REIT during Executive’s employment with the REIT, or (ii) encourage any customer, client, patron, vendor or supplier for whom the REIT provided products or services or conducted business within one year prior to Executive’s date of termination of employment or service to reduce the level or amount of business such customer, client, patron, vendor or supplier conducts with the REIT.

4.Confidential and Proprietary Information; Non-Disparagement.

4.1Confidential Information. The Executive shall keep secret and retain in strictest confidence, and shall not use for his personal benefit or the benefit of others or directly or indirectly disclose, except as permitted by Section 4.2 or as may be required or as appropriate in connection with his carrying out his duties under this Agreement, all confidential information, knowledge or data relating to the Company or any of its affiliates, or to the Company’s or any such affiliate’s respective businesses and investments (including confidential information of others that has come into the possession of the Company or any such affiliate), learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates and which is not generally available lawfully and without breach of confidential or other fiduciary obligation to the general public without restriction (the “Confidential Company Information”), except with the Company’s express written consent or as may otherwise be required by law or any legal process.

4.2Reports to Government Entities. Nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information, including trade secret information, to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this section, and the Executive is not required to notify the Company that the Executive has engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C.

§§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

4.3Return of Documents; Rights to Products. All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive concerning the businesses and investments of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request, except as otherwise permitted under Section 4.2 above. To the extent that the Executive made use of his own personal computing device(s) (e.g., PDA, laptop, iPad, thumbdrive, etc.) during and in connection with his employment with the Company, the Executive agrees to deliver such personal computing device(s) to the Company for review and permit the Company to delete all of the Company’s confidential information from such personal computing device(s), and/or permit the Company to remotely delete all of the Company’s confidential information from such personal computing device(s).

The Executive shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company.

4.4Non-Disparagement. The Executive shall not disparage the Company, its business, its employees, officers or agents, or any of the Company’s affiliates or related entities in any manner harmful to their business or business reputation, except as otherwise permitted under Section 4.2 above.

5.Reasonable and Necessary Restrictions. The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation, the Restricted Period set forth in Section 2 and the restrictions set forth in Sections 2 and 3, are reasonable, fair and equitable in terms of duration, scope and geographic area, are necessary to protect the legitimate business interests of the REIT, and are a material inducement to the Company to enter into this Agreement and to provide the Retirement Benefits.

6.Specific Performance. The Executive acknowledges that the obligations undertaken by the Executive pursuant to this Agreement are unique and that the Company likely will have no adequate remedy at law if the Executive shall fail to perform any of such Executive’s obligations hereunder, and the Executive therefore confirms that the Company’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by the Executive, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive. Further, the Executive agrees to indemnify and hold harmless the Company from and against any reasonable costs and expenses incurred by the Company as a result of any breach of this Agreement by such Executive, and in enforcing and preserving the Company’s rights under this Agreement, including, without limitation, the Company’s reasonable attorneys’ fees. The Executive hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising such remedies, and the Executive hereby waives any such requirement or condition. If the

Executive is the prevailing party in any action in which the Company seeks to enforce its rights under this Agreement, the Company agrees to indemnify and hold harmless the Executive from and against any reasonable costs and expenses incurred by the Executive as a result of such action, including, without limitation, the Executive’s reasonable attorneys’ fees.

7.Miscellaneous Provisions.

7.1Assignment; Binding Effect. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit of and be binding upon any such successor. Subject to the foregoing provisions restricting assignment, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, assigns, heirs, and personal representatives.

7.2Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior oral or written agreements, commitments and understandings among the parties with respect to the matters set forth herein. This Section 7.2 shall not be used to limit or restrict the rights or remedies, whether express or implied, of any noncompetition or non-solicitation policies of the REIT applicable to the Executive.

7.3Amendment. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

7.4Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by either of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

7.5Severability. If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect. Notwithstanding the foregoing, in the event that the restrictions against engaging in competitive activity contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive or unreasonable in any other respect, the Agreement shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action and the court may limit the application of any other provision or covenant, or modify any such term, provision or covenant and proceed to enforce this Agreement as so limited or modified. To the extent necessary, the parties shall revise the Agreement and enter into an appropriate amendment to the extent necessary to implement any of the foregoing.

7.6Governing Law; Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland, but not including the choice-of-law rules thereof.

7.7Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

7.8Executive’s Acknowledgement. The Executive acknowledges that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

7.9Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been delivered (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three (3) business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid or (iii) one (1) business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express), to the following addresses:

(i)if to the Executive, to the address set forth in the records of the Company; and

(ii)if to the Company:

CubeSmart

5 Old Lancaster Road

Malvern, PA 19355

Attn: Chief Human Resources Officer

Facsimile No.: (610) 293-5720

7.10Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf, as of the date first set forth above.

THE EXECUTIVE:

THE COMPANY:

CUBESMART

By:
Name: